INFORMEDIX HOLDINGS, INC.
                                GEORGETOWNE PARK
                               5880 HUBBARD DRIVE
                         ROCKVILLE, MARYLAND 20852-4821

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 13, 2004


To the Stockholders of
InforMedix Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of InforMedix Holdings, Inc. (the "Company") will be held at the offices of the offices of the Company at Georgetowne Park, 5880 Hubbard Drive, Rockville, Maryland 20852, on Wednesday, October 13, 2004, commencing at 11:00 a.m. (local time), or at any adjournment thereof, for the following purposes:

1. To elect five persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;

2. To consider and act upon a proposal to approve the InforMedix Holdings, Inc. 2004 Equity Incentive Plan; and

3. To consider and act upon any other proposal as may properly come before the Annual Meeting or any adjournment thereof.

The  foregoing   matters  are  more  fully  described  in  the  Proxy  Statement accompanying this Notice to which your attention is directed.

Only stockholders of record on the books of the Company at the close of business on September 3, 2004, will be entitled to vote at the Annual Meeting or at any adjournment thereof. You are requested to sign, date and return the enclosed proxy card at your earliest convenience in order that your shares may be voted for you as specified.


                                   By Order of the Board of Directors,

                                   Arthur T. Healey, Secretary

September 7, 2004
Rockville, Maryland

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                            INFORMEDIX HOLDINGS, INC.
                                GEORGETOWNE PARK
                               5880 HUBBARD DRIVE
                         ROCKVILLE, MARYLAND 20852-4821

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 13, 2004

                             ----------------------

The 2004 Annual Meeting of Stockholders of InforMedix Holdings, Inc., a Nevada corporation, will be held on Wednesday, October 13, 2004, at the offices of the Company, Georgetowne Park, 5880 Hubbard Drive, Rockville, Maryland 20852, commencing at 11:00 a.m., local time, and any adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. THIS PROXY STATEMENT IS BEING FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF OUR BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING, AND AT ANY ADJOURNMENTS AND POSTPONEMENTS OF THE ANNUAL MEETING. We will bear the entire costs of such solicitation. The approximate date on which this proxy statement and the enclosed proxy card are being first mailed to our stockholders is September 7, 2004.

If the proxy card in the accompanying form is duly executed and returned, the shares represented by such proxy card will be voted as specified, subject to any applicable voting or irrevocable proxy agreements. Any person executing a proxy card may revoke it prior to its use. You are directed to the section entitled "Procedure for Voting by Proxy" for further information concerning a stockholder's ability to vote by proxy and to revoke a proxy once given.

Throughout this proxy statement, the terms "we," "us," "our" and "our company" refers to InforMedix Holdings, Inc. and, unless the context indicates otherwise, our subsidiaries on a consolidated basis; and "you" and "your" refers to the stockholders of our company.

RECORD DATE

We have established September 3, 2004 as the record date for the Annual Meeting. Only holders of record of our voting securities at the close of business on such date will be eligible to vote at the Annual Meeting. Our common stock currently is the only class of our securities entitled to be voted at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, at our executive offices during ordinary business hours for the ten days immediately prior to the Annual Meeting. This list also will be available for examination during the Annual Meeting.

PROPOSALS TO BE CONSIDERED AT THE MEETING

You will be asked to consider and vote at the Annual Meeting on the matters listed in the accompanying Notice of Annual Meeting of Stockholders and described in this proxy statement.

We do not expect that any other matter will be brought before the Annual Meeting. If, however, other matters are properly presented, the individuals named on your proxy card will vote on these other matters in accordance with their judgment and to the extent permitted by applicable law.

VOTE REQUIRED TO APPROVE THE PROPOSALS

Holders of our common stock are entitled to one vote per share on each of the proposals scheduled for vote at the Annual Meeting. We had issued and outstanding [23,537,836] shares of our common stock as of the record date. Accordingly, there are [23,537,836] votes eligible to be cast at the Annual Meeting.

The election of directors (proposal number 1) is by a plurality of votes cast. The approval of the InforMedix Holdings, Inc. 2004 Equity Incentive Plan (proposal number 2) requires the affirmative vote of a majority of the votes actually cast on such matter.

Abstentions will not be included in the vote totals and, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy card to the brokers, so called "broker non-votes," those votes will not be included in the vote totals for purposes of determining whether proposals have received the requisite number of affirmative votes cast. Therefore, the effect of abstentions and broker non-votes is the same as that of a vote "against" the adoption of the 2004 InforMedix Holdings, Inc. Equity Incentive Plan (proposal 2), while abstentions and broker non-votes will have no effect on the vote on all other proposals scheduled for vote at the Annual Meeting. Abstentions, however, will be counted in the determination of whether a quorum exists for the purposes of transacting business at the Annual Meeting.

Our directors, director-nominees and executive officers own, or are affiliates of owners, as trustees of trusts or as an equity owner in a professional corporation of, approximately 15% of the voting power entitled to be cast at the Annual Meeting. We anticipate that these directors and executive officers will cast all of their votes in favor of each of the proposals being considered at the Annual Meeting.

QUORUM

We must have a quorum in order to carry on business at the Annual Meeting. We must have present, in person or by proxy, holders of at least 51% of the entire issued and outstanding capital stock in order for a quorum to exist. Accordingly, we must have present, in person or by proxy, holders owning of record at least [11,768,919] shares of our common stock in order for any business to be conducted at the Annual Meeting. Abstentions and broker non-votes will count for quorum purposes.

PROCEDURE FOR VOTING BY PROXY

A form of proxy card is enclosed for your use. To vote without attending the Annual Meeting in person, you should complete, sign, date and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

If you properly fill in your proxy in the accompanying form and send it to us in time to be voted, your shares will be voted as you have directed on the proxy. If you sign the proxy, but do not make specific choices, the individuals named on your proxy will vote your shares FOR approval of each of the proposals scheduled for vote at the Annual Meeting.

You can still vote in person at the Annual Meeting, even if you have completed and returned a proxy. You may revoke your proxy at any time before it is voted by:

o     submitting a new proxy with a later date;

o     by voting in person at the Annual Meeting; or

o     by filing with our corporate secretary a written revocation of the proxy.

Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. You must note your appearance with the inspector(s) of election, tell the inspector(s) that you previously granted a proxy with respect to the Annual Meeting, which you are revoking and request a ballot in order to personally vote at the Annual Meeting.

If you hold shares through a broker, you should contact your broker to determine the procedures through which you can vote your shares in person.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Our common stock is the only class of our voting securities presently outstanding.

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of the date of this proxy statement by:

o each person known by us to beneficially own 5% or more of the 23,537,836 outstanding shares of such class of stock, based on filings with the Securities and Exchange Commission and certain other information,

o     each of our "named executive officers" and directors, and

o     all of our executive officers and directors as a group.

The term "named executive officers" is defined in the SEC rules as those executive officers who are required to be listed in the Summary Compensation Table provided in the discussion in this proxy statement concerning proposal number 1.

Except as otherwise indicated in the notes to the following table,

o we believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners, and

o the address for each beneficial owner listed in the table, except where otherwise noted, is InforMedix Holdings, Inc., Georgetowne Park, 5880 Hubbard Drive, Rockville, Maryland 20852.


                                                              AMOUNT AND NATURE OF            PERCENTAGE OF
NAME AND ADDRESS OF STOCKHOLDER                               BENEFICIAL OWNERSHIP          OUTSTANDING SHARES (1)
-------------------------------                               --------------------          ------------------
Bruce A. Kehr...........................................         2,274,873 (2)                        9.5%
Janet Campbell..........................................           485,868 (3)                        2.0
Arthur T. Healey........................................           150,900 (4)                        *
P. Michael Gavin........................................            93,077 (5)                        *
Rhonda Friedman.........................................            74,164                            *
Harris Kaplan...........................................           231,418 (6)                        *
Bert W. Wasserman.......................................           255,288 (6)                        1.1
Douglas G. Watson.......................................           163,788 (6)                        *
Irving G. Snyder, Jr....................................         2,933,800 (7)                       11.5
     P.O. Box 367
     Stevenson, WA 98648
Robert Seguso...........................................         2,107,040 (8)                        8.5
     34-5 54th Drive West #G102
     Brandenton, Florida 34210
Michael Stone...........................................         2,327,040 (9)                        9.3
     18 Ozone Avenue
     Venice, CA 90291
All executive officers, directors and director-
     nominees as a group (eight persons)................         3,729,376                           15.0%

----------


(1) Does not include shares of Common Stock currently issuable upon: (i) exercise of 200,000 Common Stock Purchase Warrants to purchase 400,000 shares at $2.50 per share which had been issued in connection with the Hunapu, Inc. initial public offering; (ii) exercise of warrants to purchase an aggregate of 1,617,500 shares of Common Stock issued in connection with loans to the Company; (iii) exercise of 1,250,000 stock options issuable under the Company's 2003 Stock Incentive Plan, of which 287,500 of these options are vested and 575,000 options will vest one-half on each of December 31, 2004 and 2005; (iv) exercise of 660,639 stock options granted outside of the 2003 Plan; (v) exercise of common stock purchase warrants to purchase 800,000 shares issued in connection with the Company's $400,000 Bridge Financing and an additional 240,000 placement agent warrants; (vi) 17,581,119 Class A Warrants to purchase 17,581,119 shares of Common Stock; 17,581,119 Class B Warrants to purchase 8,790,595 shares of Common Stock and placement agent warrants to purchase an aggregate of 10,135,200 shares of Common Stock issued in the Company's December 2003 private placement (the "Equity Offering"); (vii) 126,460 Class A Warrants and 126,460 Class B Warrants and the underlying 189,690 shares of Common Stock issuable in satisfaction of various Company obligations; or (viii) 4,200,000 stock options granted subject to shareholder approval of Proposal No. 2 herein.

(2) Includes 299,088 shares issuable upon exercise of presently exercisable stock options and 189,176 shares issuable upon exercise of warrants issued in exchange for accrued and unpaid compensation. Does not include up to 1,650,912 shares of Common Stock issuable upon exercise of options not currently exercisable.

(3) Includes 384,634 shares issuable upon exercise of presently exercisable stock options. Does not include up to 1,065,366 shares of Common Stock issuable upon exercise of options not currently exercisable.

(4) Includes 110,900 shares issuable upon exercise of presently exercisable stock options. Does not include up to 190,000 shares of Common Stock issuable upon exercise of options not currently exercisable, and 40,464 shares held by BioMedical Development Corp., a company of which Mr. Healey is a 27% owner.

(5) Includes 90,403 shares issuable upon exercise of presently exercisable warrants and options. Does not include up to 599,597 shares of Common Stock issuable upon exercise of options not currently exercisable.

(6) Includes presently-exercisable Class A warrants to purchase 46,419 shares of common stock and presently-exercisable Class B warrants to purchase 23,210 shares of common stock. Does not include up to 100,000 shares of common stock issuable upon exercise of options not currently exercisable.

(7) Irving Snyder, Jr. has advised the Company that he currently beneficially owns replacement warrants to purchase 250,000 shares of Common Stock, exercisable at $1.50 per share, which were issued in connection with his April 2003 Bridge loan to the Company and 150,000 warrants issued in November 2003 in connection with a bridge loan. As per his October 2003 restructuring of the loan he purchased $375,000 of units, or an aggregate of 7.5 units consisting of 1,013,520 shares of Common Stock and 1,520,280 shares issuable upon exercise of Class A and Class B Warrants included in the Units, plus the 400,000 warrants currently owned, or an aggregate of 2,933,800 shares of Common Stock.

(8) Includes presently-exercisable bridge warrants to purchase 80,000 shares of common stock, presently-exercisable Class A warrants to purchase 810,816 shares of common stock and presently-exercisable Class B warrants to purchase 405,408 shares of common stock.

(9) Includes presently-exercisable bridge warrants to purchase 300,000 shares of common stock, presently-exercisable Class A warrants to purchase 810,816 shares of common stock and presently-exercisable Class B warrants to purchase 405,408 shares of common stock.


                                PROPOSAL NUMBER 1
                              ELECTION OF DIRECTORS

Five individuals are to be elected as directors of our company at the Annual Meeting, each to hold office until the next annual meeting of shareholders, unless he or she shall resign, become disqualified, disabled or shall otherwise be removed from office. Our board of directors has nominated each of the following persons for election as directors at the Annual Meeting:


                  Bruce A. Kehr                      Rhonda Friedman

                  Harris Kaplan                      Bert W. Wasserman

                                Douglas G. Watson

Shares represented by executed proxy cards in the form enclosed will be voted, if authority to do so is not withheld, for the election as directors of each of the above-stated nominees, unless such nominee shall be unavailable, in which case such shares will be voted for the substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of these nominees will be unavailable or, if elected, will decline to serve. Only a plurality of votes cast are necessary for the election of the directors.

INFORMATION CONCERNING DIRECTOR-NOMINEES AND EXECUTIVE OFFICERS

Set forth below is a brief description of the background of each of our executive officers and director-nominees, based on information provided to us by them.

NAME                        AGE     PRINCIPAL POSITIONS AND OFFICES WITH OUR COMPANY
----                        ---     ------------------------------------------------
Bruce A. Kehr               54      Chief Executive Officer and Chairman of the Board of Directors

Janet Campbell              51      President and Chief Operating Officer

Arthur T. Healey            43      Chief Financial Officer, General Counsel and Secretary

P. Michael Gavin            50      Vice President of Research and Development

Davison R. Dulin            46      Vice President of Sales and Marketing

Rhonda Friedman             53      Director

Harris Kaplan               52      Director

Bert W. Wasserman           70      Director

Douglas Watson              57      Director


Set  forth  below  is  a  brief   description  of  the  background  of  each  of
directors-nominees, based on information provided to us by them.

BRUCE A. KEHR, M.D. has been the Chairman of the Board of Directors and Chief Executive Officer of InforMedix, Inc. since its formation in 1997. Dr. Kehr is a forensic consultant in neuropsychiatry and traumatic brain injury and a practicing physician. Since 1982, Dr. Kehr has been the President of Contemporary Psychiatric Services, a psychiatric group practice he formed which employs 10 full and part-time employees. Dr. Kehr is the inventor of fifteen issued patents and twelve pending patents in the United States, Europe, Japan, Canada, Australia, Mexico, and South Korea, as well as issued and pending trademarks and service marks. In 1995, he was named in Who's Who of American Inventors. He has actively written and lectured on neuropsychiatry aspects of traumatic brain injury and on medication noncompliance, a field in which he is recognized as an expert. Dr. Kehr received his Bachelors degree from the University of Pennsylvania in 1971, followed by his Medical degree from Georgetown University School of Medicine in 1975.

RHONDA B. FRIEDMAN, SC.D. has been a director of InforMedix since November 1996. Since January 1997, she has served as the President and Chief Operating Officer of Coagulation Diagnostics, Inc., a company specializing in the development of tests for hypercoagulability, or the tendency to form blood clots. From October 1987 until January 1997, Dr. Friedman worked at the MEDSTAT Group in Washington, D.C., a company specializing in medical database development. During her tenure at MEDSTAT, she held such positions as Director of Clinical Research and Outcomes, Acting Vice President and General Manager of the Research and Policy Division, and Vice President of Disease Management. Dr. Friedman has a wide range of experience in global clinical trials, outcomes research, strategic business planning, business development, and financial and personnel management. Dr. Friedman earned her Bachelors degree from Hobart and William Smith Colleges in 1971. She has also earned an Sc.M. in 1974 and Sc.D. in 1978 from the John Hopkins University School of Hygiene and Public Health.

HARRIS KAPLAN, MBA has been a director of InforMedix since August 2001 and is Chairman of the Compensation Committee. Since May 1999, Mr. Kaplan has been the Chief Executive Officer of the Collaborative Consulting Group, providing strategic guidance to pharmaceutical and biotechnology companies, for the commercialization and licensing of new pharmaceutical products. In September 1980, Mr. Kaplan co-founded Migliara-Kaplan Associates, which became the largest healthcare custom marketing research and strategic planning company in the world with revenues in excess of $45 million. Migliara-Kaplan specialized in helping pharmaceutical, diagnostic, and medical device companies identify new product opportunities and then maximizing the commercial potential of new products in development. Migliara-Kaplan clients included virtually all of the major pharmaceutical companies as well as many of the largest diagnostics companies in the United States and in Europe. During his tenure at Migliara-Kaplan, Harris was involved in the launch of over 50 new pharmaceutical products including, most recently, Prilosec, Nexium, Lipitor, Aricept, Celebrex, Norvasc, Cozaar, Tequin, and TNKase. He remained with Migliara-Kaplan until April 1999. Mr. Kaplan was an early investor in and consultant to several healthcare companies including Ventana Medical, Biosite, and Digene Corporation. Harris has also been an advisor to a number of venture capital groups including CW Group, Frazier & Co., DeNovo Ventures and Medicus Ventures. He received his Bachelors degree and MBA from Temple University.

BERT W. WASSERMAN has been a director of InforMedix since December 2001 and is Chairman of the Audit and Finance Committee. From 1990 until his retirement in 1995, he served as the Executive Vice President and Chief Financial Officer of Time Warner, Inc. and served on the Board of Directors of Time Warner, Inc. and its predecessor company, Warner Communications, Inc. from 1981 to 1995. He joined Warner Communications, Inc. in 1966 and had been an officer of that company since 1970. Mr. Wasserman is director of several investment companies in the Dreyfus Family of Funds. He has been a director of Malibu Entertainment, Inc. since 1995, Lillian Vernon Corporation since 1995, and PSC Inc. since 1999. Mr. Wasserman is a 1954 graduate of the Baruch College of whose Board of Trustees he has served as Vice President (1981-1983), President (1984-1987) and continues to be on the Board of Directors. He received his law degree in 1961 from the Brooklyn Law School and is a Certified Public Accountant. In 1982, he received the Eleanor Roosevelt Humanitarian Award for his philanthropic activities, and since 1986, he has served on the Board of Directors of the Gurwin Jewish Geriatric Center of Long Island.

DOUGLAS G. WATSON became a Director of InforMedix in November 2001 and is Chairman of the Marketing and Sales Committee. In June 1999, he founded and currently serves as the Chief Executive Officer of Pittencrieff Glen Associates, a company which provides management consultant services. Mr. Watson's experience in the pharmaceuticals industry spans from 1966 until May 1999. He joined Geigy
(UK) Ltd in 1966, working first in Operations Research and then in Corporate Planning. Following the Ciba-Geigy merger, he spent one year in Basel, Switzerland as the United Kingdom representative to an international integration team. He returned to the United Kingdom in 1973 as an accounting development and investment appraisal manager, and later as a headquarters management accountant. In 1978, Mr. Watson returned to Basel as personal assistant to the chairman of the Executive Committee. In 1981, he joined the United States Pharmaceuticals Division of Novartis Corporation as the Senior Vice President of Planning and Business Development, and a member of the Pharmaceuticals Management Committee. He served as the President of the Ciba Pharmaceuticals Division from 1986 until 1996, when he was appointed President and Chief Executive Officer of the Ciba-Geigy Corporation. During this ten year period, Mr. Watson was an active member of the Pharmaceutical Research & Manufacturers Association (PhRMA) Board in Washington, DC. Mr. Watson became President and Chief Executive Officer of Novartis Corporation in 1997 when the Federal Trade Commission approved the merger of Ciba-Geigy and Sandoz. Mr. Watson elected to take early retirement from Novartis in May 1999. Mr. Watson serves as a member of the Board of Directors for Engelhard Corporation (Audit Committee member), Dendreon Corporation (Audit and Compensation Committee member), Genta Pharmaceuticals, Inc. (Audit Committee Member) and OraSure Technologies, Inc. (Strategic Planning Committee member). His private company directorships include BioMimetic Pharmaceuticals Inc. (Audit and Compensation Committee member), Innovative Drug Delivery Systems, Inc. (Compensation Committee member) and BZL Biologics, Inc. and he has previously served on the Board of Directors of Summit Bank Corporation, Principia Pharmaceuticals Inc., and ValiGen N.V. Mr. Watson holds a Masters degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. He has been an active supporter of America's Promise since its inception, and is the chairman of the Freedom House Foundation, a non-profit organization dedicated to treating high risk, adult men and women recovering from alcohol and drug addiction. He is a member of the Conference Board, and on the President's Advisory Board of Drew University.

COMMITTEES OF OUR BOARD OF DIRECTORS

Our board of directors currently has four standing committees -- the Audit and Finance Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Sales and Marketing Committee.

Our audit and finance committee currently is composed of Bert Wasserman, Harris Kaplan and Rhonda Friedman, with Mr. Wasserman serving as its chairman. We believe that each of these committee members is "independent," as such term is used in Item 7(d)(3)(iv)of Schedule 14A under the Exchange Act. The audit committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors. Its duties include:

o selecting and retaining the independent auditors, as well as ascertaining the auditors' independence;

o reviewing the scope of the audits to be conducted, as well as the results of their audits;

o approving non-audit services provided to our company by the independent auditors;

o reviewing the organization and scope of our internal system of audit, financial and disclosure controls;

o appraising our financial reporting activities, including our Annual Report on Form 10-KSB, and the accounting standards and principles followed; and

o conducting other reviews relating to compliance by employees with our internal policies and applicable laws.

Our compensation committee currently is composed of Harris Kaplan, Douglas Watson, and Bert Wasserman, with Mr. Kaplan serving as its chairman. The duties of our compensation committee include recommending to the full board of directors remuneration to be paid our executive officers, determining the number and conditions to exercise of options granted pursuant to our various stock option plans and recommending the establishment of and monitoring a compensation and incentive program for all of our executive officers.

Our sale and marketing committee currently is composed of Douglas Watson and Harris Kaplan, with Mr. Watson serving as its chairman. The duties of our sales and marketing committee include setting policy and strategy for the Informedix sales and marketing staff.

Our nominating and Corporate Governance Committee is composed of Harris Kaplan and Douglas Watson, with Mr. Kaplan serving as its chairman. The Committee evaluates the appropriate size of the Board, recommends a change in the composition of members of the Board to reflect the needs of the business, interviews prospective candidates and formally proposes the slate of directors to be elected at each Annual Meeting of Stockholders. All of our board nominees for election as directors of our company are approved by our directors who meet the definition of "independent" as such term is used in Item 7(d)(3)(iv) of
Schedule 14A under the Exchange Act. Our committee will consider recommendations for election as directors submitted by our stockholders. These recommendations will be discussed at board meetings and appropriate candidates will be invited to meet with our committee to discuss their qualifications for serving on our board. Our committee has not established minimum qualifications for candidates recommended by our stockholders. Any determination to include a stockholder-recommended candidate as a board nominee remains a subjective determination to be made by our committee.

AUDIT COMMITTEE CHARTER

Our board of directors acted as the audit committee until August 2004 when such committee was formally elected and adopted a charter for the audit committee. A copy of the charter is attached hereto as Appendix A to this Proxy Statement.

AUDIT COMMITTEE REPORT

Review with Management

The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2003.

Review and Discussions with Independent Public Accountants

The Audit Committee has discussed with Bagell, Josephs & Company, LLC, the Company's independent accountants, the matters required to be discussed by SAS 61.

Receipt, Review and Discussions of Disclosures and Letter from the Independent Public Accountants

The Committee has received all written disclosures and the letter of the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants their independence.

Recommendation of the Audit Committee

Based on the review and discussions referred to in this Audit Committee Report, the full Board of Directors of the Company acting as the Audit Committee
(without the vote of Bruce Kehr or Douglas Watson) recommended that the Company's audited financial statements as of and for the fiscal year ended December 31, 2003 be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Respectfully submitted,
The Audit Committee of the Board of Directors of InforMedix Holdings, Inc. Bert W. Wasserman, Chairman
Harris Kaplan, Member
Rhonda Friedman, Member

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our board of directors held four formal meetings and took action by written consent in lieu of a meeting on three occasions during our fiscal year ended December 31, 2003. Each member of our board of directors attended, in person or telephonically, the four formal meetings of our board held during our 2003 fiscal year.

Our Compensation Committee held two formal meetings during our fiscal year ended December 31, 2003. Each committee member attended, in person or telephonically, the two meetings held by the Compensation Committee during our 2003 fiscal year.

Our Nominating and Corporate Governance Committee was formed in 2004 and therefore did not meet in 2003.

DIRECTOR COMPENSATION

Our directors who are officers or employees of the Company are not compensated for service on our Board of Directors or any committee thereof. Our directors who are not officers or employees are not compensated for attendance at each board meeting, but are entitled to nominal compensation to cover travel costs. Each non-officer director was granted stock options for serving on the Board of Directors.

STOCKHOLDER COMMUNICATIONS

Stockholders wishing to communicate to our board, other than to submit proposals for action at meetings of our stockholders pursuant to SEC Rule 14a8, should do so in writing, addressed to "Corporate Secretary." The envelope delivering such written communications should be marked "Stockholder Communication."

EXECUTIVE OFFICERS

In addition to Dr. Bruce Kehr, our Chief Executive Officer, the following persons serve as executive officers of our company:

JANET CAMPBELL, M.B.A. has served as the President and Chief Operating Officer of InforMedix, Inc. since June 2001. From May 1998 to March 2000, Ms. Campbell was self-employed as a healthcare consultant, serving as an advisor to investment banks and medical companies. From March 2000 to April 2001, she was a founder and principal of Potomac Bioscience Partners, a partnership providing advisement for strategic business development and venture capital for healthcare investments. From August 1997 to January 1998, Ms. Campbell was Vice President and Chief Financial Officer of Genovo, Inc., a biotechnology company. From January 1987 until December 1989, she served as the President and Chief Executive Officer of Mach Diagnostics, a venture-backed medical company focused on rapid diagnostics, where she raised two rounds of capital, and developed an organization which included 40 sales representatives and a network of nationwide distributors. From November 1981 until December 1989, she was the President of Health Tech, Inc., a cardiovascular technology company, where she negotiated multi-million dollar licensing and joint venture agreements involving Fortune 500 and early-stage bioscience companies. Ms. Campbell was the healthcare partner of Rockecharlie and Co., a merchant-banking firm, from September 1983 until July 1986. Ms. Campbell is the past Chairman of the Board of Directors of Vascular Genetics, Inc., representing Human Genome Sciences on the Board. Ms. Campbell received her Bachelors degree from the University of Missouri, and also pursued undergraduate studies at Franklin College, Lugano, Switzerland. She received her MBA in finance from The Johns Hopkins University.

ARTHUR T. HEALEY, C.P.A., J.D. has served as the Chief Financial Officer of InforMedix, Inc. since February 2002, General Counsel since July 2003 and corporate Secretary since January 2004. Mr. Healey is directly responsible for all financial reports and financial modeling. Mr. Healey's responsibilities also include contract negotiations, investor and vendor relations. He served as the Chief Financial Officer for the BioMedical Development Corporation, from January 2001 until October 2003. Mr. Healey is a certified public accountant and an attorney with over fifteen years experience working with entrepreneurial companies in the healthcare, telecommunications, manufacturing, and financial services industries. He previously served as a Senior Manager and Manager with "Big Four" firms Ernst & Young, Coopers & Lybrand, and KPMG Peat Marwick for twelve years from 1986 to 1989, and 1991 to 2001, and was the Chief Financial Officer for an early stage business accelerator in King of Prussia, PA called GoHealth NetwoRx from September 2000 through December 2003. Mr. Healey received his Bachelors degree in Accounting from Villanova University in 1983 and graduated cum laude from Villanova Law School in 1991, where he was a member of the Villanova Law Review.

P. MICHAEL GAVIN became the Vice President of Research & Development of InforMedix, Inc. on February 1, 2002. From 1992 until November 2001, he was the Vice President of Research and Development for ITC International Technodyne, where he was directly responsible for the creation, development, clinical testing, and manufacturing scale-up of numerous medical devices. These devices included in-vitro diagnostics devices, disposable medical devices, and laboratory based clinical chemistry and hematology systems. In addition, he directly managed the design, development, clinical testing, and regulatory submissions for the first home use Prothrombin time monitor to be approved by the FDA and managed the modification of two portable diagnostic devices for use in double-blinded clinical trials. Mr. Gavin holds six United States patents. He graduated cum laude from Fairleigh Dickinson University in 1985 with a B.S.E.E. in Computer Science & Communication Systems. He has additional course work in Project Management, Design for Manufacturability, Statistics, Human Resource management, Financial Analysis, Real Time Operating Systems, Assembly Language Programming, cGMP Practices and Best Practices in Product Development.

DAVISON R. DULIN became the Vice President of Sales and Marketing of InforMedix, Inc. on February 15, 2004. From July 2001 until February 2004, he served as the Vice President of Marketing and Sales of Database Publishing Group, Inc. From August 1998 until April 2001, Mr. Dulin was employed by HealthOnline, Inc., serving as Executive Vice President Marketing and Sales/Director from August 1998 until June 2000 and then President/Director from June 2000 until April 2001. In June, 2001, HealthOnline, Inc., filed for bankruptcy in Baltimore County, Maryland. From January 1997 until August 1998, he was the Executive Vice President of Marketing and Sales for FutureHealth Corporation. Mr. Dulin graduated from Davidson College in 1980 with a B.A. in Chemistry.

SIGNIFICANT CONSULTANT

The following person serves as a significant consultant of our Company:


Remie J. Smith, BSEE       43       Director of Software Development

REMIE J. SMITH, BSEE, has served as Director of Software Development of InforMedix, Inc. since May, 2003. Mr. Smith has over 19 years experience in medical software product development with specialization in project management, software lifecycle development, and verification/validation. Mr. Smith has successfully lead numerous major medical software and WEB projects to commercial products. His technique for making goals measurable and repeatable provides the mechanics for success. Mr. Smith brings extensive experience in FDA regulations including CFR 21 Part 11 and HIPPA compliance. He has seven end-to-end medical product launches and three vertical web applications, which Management believes is ideally suited to the Med-eMonitor product line. Mr. Smith graduated with a BSEE in 1984, in Computer Engineering, from State University of New York at Buffalo. In addition, Mr. Smith has obtained certifications in Microsoft and SUN Technologies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to us, together with written representations received by us from applicable parties that no Form 5 was required to be filed by such parties, all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed all such required reports during and with respect to our 2003 fiscal year except that each of our officers, directors and Irving Snyder, a greater than 10% stockholder, filed late Form 3s.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to us during the fiscal years ended December 31, 2003, 2002 and 2001, all compensation earned by each person who served as our chief executive officer during our 2003 fiscal year and such other persons who were serving as executive officers at the end of our 2003 fiscal year and whose total annual salary and bonus earned during our 2003 fiscal year exceeded $100,000.


                                       SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------------
                                            ANNUAL COMPENSATION         LONG-TERM COMPENSATION
--------------------------------------------------------------------------------------------------------------------------------
                                                                                SHARES
         NAME AND                                                              UNDERLYING                     ALL OTHER
    PRINCIPAL POSITION       YEAR               SALARY          BONUS           OPTIONS                      COMPENSATION (1)
--------------------------------------------------------------------------------------------------------------------------------
Bruce Kehr, CEO              2003              $78,210 (2)         0          387,426 (4)                           0
Bruce Kehr, CEO              2002              $37,692 (2)         0           67,888 (5)                           0
Bruce Kehr, CEO              2001               $1,538 (2)         0           80,894                               0
--------------------------------------------------------------------------------------------------------------------------------
Janet Campbell, COO          2003              $80,286 (3)         0          384,634 (4)                           0
Janet Campbell, COO          2002              $76,928 (3)         0           87,965 (6)                           0
Janet Campbell, COO          2001               $3,846 (3)         0           41,110                               0
--------------------------------------------------------------------------------------------------------------------------------

------------

(1) These compensation figures do not include the cost for the use of automobiles leased by us, the cost of benefits, including premiums for life insurance, and any other perquisites provided by us to such persons in connection with our business, all of which does not exceed the lesser of $50,000 or 10% of such person's annual salary and bonus for the subject fiscal year.

(2) Dr. Kehr was to be paid a base salary of $200,000, however, as the Company was unable to pay his full base salary in cash it was paid partially in stock. On October 15, 2003, Dr. Kehr reduced his base salary to $100,000 until the Company records $2 million of revenue.

(3) Ms. Campbell was paid a base salary of $100,00 commencing on June 18, 2001. In October 2003, she reduced her salary from $200,000 to $125,000 until the Company achieves revenues of at least $2 million. See "Employment Agreements" below.

(4) These options and warrants were granted on January 21, 2004, for services rendered in 2003.

(5) Includes 116,366 shares issued upon conversion of options granted in connection with the August 14, 2002 merger between InforMedix, Inc. and IFAC, Inc.

(6) Includes 83,545 shares issued upon conversion of options granted in connection with the August 14, 2002 merger between InforMedix, Inc. and IFAC, Inc.


OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of stock options to the named Executive Officers in January 2004 for services rendered during the fiscal year ended December 31, 2003.

                              NUMBER OF SHARES
                                 UNDERLYING        PERCENT OF TOTAL OPTIONS
                                  OPTIONS          GRANTED TO EMPLOYEES IN    EXERCISE PRICE        EXPIRATION
           NAME                   GRANTED                FISCAL YEAR            PER SHARE              DATE
--------------------------  --------------------  --------------------------  -----------------  ------------------
      Bruce A. Kehr               143,006                   21.6%                   $1.00            1/21/2014
--------------------------  --------------------  --------------------------  -----------------  ------------------
      Bruce A. Kehr                56,082                    8.5%                   $.37             1/21/2014
--------------------------  --------------------  --------------------------  -----------------  ------------------
      Janet Campbell              241,052                   36.5%                   $1.00            1/21/2014
-------------------------- --------------------- --------------------------- ------------------ -------------------
      Janet Campbell               43,582                    6.6%                   $.37             1/21/2014
-------------------------------------------------------------------------------------------------------------------


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

The following table summarizes for the Named Executive Officers the total number of shares acquired upon exercise of options during the fiscal year ended December 31, 2003, and the value realized (fair market value at the time of exercise less exercise price), the total number of unexercised options, if any, held at December 31, 2003, and the aggregate dollar value of in-the-money, unexercised options, held at December 31, 2003. The value of the unexercised, in-the-money options at December 31, 2003, is the difference between their exercise or base price ($1.00), and the fair market value of the underlying common stock on December 31, 2003. The closing bid price of our common stock on December 31, 2003, was $.47.

                                                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                   SHARES ACQUIRED UPON                UNDERLYING UNEXERCISED                IN-THE-MONEY
                    EXERCISE OF OPTIONS                      OPTIONS AT                       OPTIONS AT
                    DURING FISCAL 2003                   DECEMBER 31, 2003                 DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------
NAME                        NUMBER   VALUE REALIZED   EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----                        ------   --------------   -----------    -------------      -----------    -------------
----------------------------------------------------------------------------------------------------------------------
Bruce A. Kehr                 0             0            56,082           0                $5,608           -0-
----------------------------------------------------------------------------------------------------------------------
Janet Campbell                0             0            43,582           0                $4,358           -0-
----------------------------------------------------------------------------------------------------------------------

LONG TERM INCENTIVE PLANS--AWARDS IN THE LAST FISCAL YEAR

The following table summarizes for each Named Executive Officer each award under any long term incentive plan for the year ended December 31, 2003:

                                                            ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK PRICE
                                                            BASED PLANS
                                                            -----------------------------------------------
                    NUMBER OF         PERFORMANCE OR
                    SHARES, UNITS     OTHER PERIOD UNTIL    THRESHOLD          TARGET         MAXIMUM
    NAME            OR OTHER RIGHTS   MATURATION OR PAYOUT  ($ OR #)           ($ OR #)       ($ OR #)
    ----            ---------------   --------------------  --------           --------       --------

    None


EMPLOYMENT AGREEMENTS

InforMedix, Inc. entered into an employment agreement with Bruce A. Kehr, MD, Chairman and Chief Executive Officer on January 1, 2000 which was amended and restated on July 1, 2004. The term of such employment agreement shall continue until June 30, 2007, unless terminated earlier. During the term of the agreement Dr. Kehr may continue to oversee the business operations of Contemporaneous Psychiatric Services Inc. and may continue to provide treatment to patients for up to 15 hours per week provided these activities do not prevent or impair Dr. Kehr's performance under the employment agreement. Dr. Kehr's base salary is $100,000 increasing to $225,000 when InforMedix obtains cumulative cash receipts of $2 million from sales, royalties, license fees or other income (collectively "Revenues"), or InforMedix obtains gross proceeds of at least $2 million from an equity offering. His base salary shall be subject to annual increases subject to approval by the Compensation Committee of the Board of Directors. He also will be entitled to an annual bonus at the discretion of the Compensation Committee of our board of directors. He agreed to convert $21,000 of accrued but unpaid salary into units identical to those of the Equity Offering, consisting of 58,892 shares of Common Stock, 58,892 Class A Warrants and 58,892 Class B Warrants to purchase 58,892 and 29,446 shares, respectively. Dr. Kehr shall be entitled to two bonuses of $40,000 each when InforMedix obtains $1 million and $2 million of Revenues. Dr. Kehr shall also be entitled to two bonuses of $17,5000 each when InforMedix (a) successfully completes a test of the Company's Med-e-Monitor by a major pharmaceutical company, and (b) executes an agreement for use of the Med-e-Monitor in a clinical drug trial for which InforMedix receives compensation. Under the employment agreement Dr. Kehr was granted an option to purchase 1,450,912 shares of common stock subject to shareholders approval of the 2004 Equity Incentive Plan.

His estate will also be entitled to receive one year's base salary in the event Dr. Kehr dies while employed by InforMedix. If Dr. Kehr is terminated other than for cause, death or total disability, then he is entitled to receive an amount equal to the product of his base salary for 12 months plus payment of all unused vacation time and unreimbursed expenses. Upon a change of control, if Dr. Kehr is terminated other than for cause or good reason, he shall be retained as Executive Vice President of InforMedix. Dr. Kehr shall be subject to non-competition and non-solicitation provisions with respect to any past or present customers and any employee or agent for the period of his employment plus 12 months after termination.

InforMedix, Inc. entered into an employment agreement with Janet Campbell, as President and Chief Operating Officer, on June 18, 2001. The term of such employment agreement expired on June 17, 2004 and was extended on a month to month basis. Ms. Campbell was paid a base salary of $100,000 during Phase I, in stock. Once InforMedix raised $600,000, or more, she began to receive the reduced salary in cash of $8,333 monthly. Once the Company has received an additional $2,000,000 in equity financing, she is entitled to receive an annual salary of $200,000, except as modified below. Phase II term shall begin once InforMedix has raised $5 million in investment capital and Ms. Campbell's salary shall increase to $200,000 plus a milestone bonus of $25,000 and an option bonus defined by the Compensation Committee of the Board. Phase III term begins when InforMedix has raised at least $10 million and Ms. Campbell's salary shall be $225,000 plus a milestone bonus of $50,000.

As InforMedix, to date, has been unable to pay Ms. Campbell her full salary in cash, it has been paid partially in cash and partially in Company stock. During fiscal 2002, Ms. Campbell was paid $76,928 in cash and 60,122 shares of common stock. During fiscal 2001 she was paid $3,846 in cash, 41,112 shares of common stock and options to purchase 5,525 shares of Common Stock. On October 15, 2003, InforMedix and Ms. Campbell entered into an amendment to her employment agreement. Ms Campbell's base salary was reduced to $125,000 until InforMedix obtains Revenues of at least $2 million. Ms. Campbell waived $21,000 of accrued but unpaid salary. Ms. Campbell shall be entitled to two bonuses of $37,500 each when InforMedix obtains $1 million and $2 million of Revenues, a cash bonus of $10,500 when a test pilot is completed and an additional $10,500 when the first clinical trial contract is signed. Early termination requires the payment of three month's salary. Ms. Campbell devotes full time to InforMedix from her residence in Texas and commutes to InforMedix's office as needed. Ms. Campbell has a 12-month, non-compete agreement in the InforMedix market area.

InforMedix has entered into an Employment Agreement with Arthur Healey as Chief Financial Officer and General Counsel. The agreement is for three years effective July 1, 2003. Mr. Healey's salary is $150,000 plus a bonus of up to 20% of salary based on milestones to be determined. Mr. Healey received stock options to purchase 112,500 shares of Common Stock at $.37 per share, with vesting according to milestones to be established. Mr. Healey agreed to receive one-half of this compensation in cash and the other half in stock options. If there is greater than a 50% change in control all issued but unvested options shall vest immediately.

InforMedix entered into an Employment Agreement with Davison R. Dulin as of February 15, 2004. The agreement provides that Mr. Dulin shall serve as Vice President of Sales and Marketing. Mr. Dulin is employed "at will" at an annual base salary of $162,000 per year. He is entitled to a quarterly performance bonus in an amount equal to 4% of actual cash collected from customer accounts for which he is directly responsible during the quarter up to targeted cash collections of $2,000,000 for the year ending December 31, 2004. During the year ending December 31, 2004, the minimum quarterly bonus that Mr. Dulin shall receive is Five Thousand ($5,000) Dollars which will serve as an offset against all performance bonuses in 2004. In the event that InforMedix collects cash in excess of $2,000,000 in the year ending December 31, 2004, he shall be entitled a discretionary bonus in an amount to be determined by the Compensation Committee of our Board of Directors of the Company. Until such time as InforMedix establishes a health plan for employees, InforMedix has agreed to reimburse Mr. Dulin on a monthly basis for the cost of his paying for his personal health insurance through his existing health plan.

STOCK PLANS

We have adopted the following stock plan: 2003 Stock Incentive Plan.

The Company has adopted the 2003 Stock Incentive Plan (the "2003 Plan") in order to motivate participants by means of stock options and restricted shares to achieve InforMedix's long-term performance goals and enable our employees, officers, directors and consultants to participate in our long term growth and financial success. The 2003 Plan provides for the grant of any combination of stock options to purchase shares of Common Stock or restricted stock to our directors, officers, employees and consultants and those of our subsidiaries. The 2003 Plan which is administered by the Compensation Committee of our Board of Directors (presently comprised of Harris Kaplan (chair), Bert Wasserman and Douglas Watson), currently authorizes the issuance of a maximum of 1,250,000 shares of Common Stock, which may be authorized and unissued shares or treasury shares. The stock options granted under the 2003 Plan shall be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options. Both incentive stock options and non-qualified stock options must be granted at an exercise price of not less than the fair market value of shares of Common Stock at the time the option is granted and incentive stock options granted to 10% or greater stockholders must granted at an exercise price of not less than 110% of the fair market value of the shares on the date of grant. If any award under the 2003 Plan terminates, expires unexercised, or is cancelled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. As of December 31, 2003, 287,500 shares of Common Stock are issuable upon exercise of options granted under the 2003 Plan to the four officers of the Company. This represents one-third of the options granted to each of the officers with the remainder 287,500 shares vested on each of December 31, 2004 and 2005. The 2003 Plan will terminate on February 6, 2013.

If proposal 2 is adopted by our stockholders, we will also have the 2004 Equity Incentive Plan which has been adopted by our Board of Directors. A further description of such plan is provided under proposal 2.

OTHER OPTIONS

Prior to its merger with Hunapu in May 2003, InforMedix granted: (a) an aggregate of 446,558 incentive options which have vested to officers of the company exercisable at $1.00 per share; and (b) an aggregate of 160,967 options which have vested to officers of the Company in exchange for deferred compensation at $.37 per share.

The following table sets forth, as of December 31, 2003:

            o the number of shares of our common stock issuable upon exercise of outstanding options, warrants and rights, separately identified by those granted under equity incentive plans approved by our stockholders and those granted under plans, including individual compensation contracts, not approved by our stockholders (column A),

            o the weighted average exercise price of such options, warrants and rights, also as separately identified (column B), and

            o the number of shares remaining available for future issuance under such plans, other than those shares issuable upon exercise of outstanding options, warrants and rights (column C).

                      EQUITY COMPENSATION PLAN INFORMATION

                                COLUMN A                     COLUMN B                     COLUMN C
                                --------                     --------                     --------
                                                                                          NUMBER OF SHARES REMAINING
                                                                                          AVAILABLE FOR FUTURE
                                NUMBER OF SHARES TO BE                                    ISSUANCE UNDER EQUITY
                                ISSUED UPON EXERCISE OF      WEIGTED AVERAGE EXERCISE     COMPENSATION PLANS
                                OUTSTANDING OPTIONS,         OF OUTSTANDING OPTION        (EXCLUDING SHARES
                                WARRANTS AND RIGHTS          WARRANTS AND RIGHTS          REFLECTED IN COLUMN A
                                -------------------          -------------------          ---------------------
Equity incentive plans          862,500                        $1.00                      387,500
   Approved by stockholders
Equity incentive plans not      607,525                        $ .83                      -0-
approved by stockholders
2004 Equity Incentive Plan      4,200,000                      $ .30                      4,200,000
                                ---------                                                 ---------
Totals                          5,670,025                                                 4,587,500


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The employment agreements we entered into with each of Bruce Kehr, Janet Campbell, Arthur Healey and Davison Dulin are discussed in the "Employment Agreements" subsection set forth previously in this Proxy Statement.

During 2001 and 2002, InforMedix received advances from IM Funding, LLC. IM Funding, LLC is a limited liability company controlled by officers and directors of InforMedix. During 2002 and 2001, InforMedix was advanced $500,000 (including $15,000 of interest) of which $142,694 was advanced as of September 30, 2001. The amounts advanced accrued interest at a rate of 12% per annum, and were convertible into shares of the InforMedix 's common stock. This amount was converted into 95,832 shares of common stock in September 2002, pro rata, to each individual member of IM Funding.

InforMedix issued a total of 18,464 shares of common stock to the Biomedical Development Corporation for marketing, financial and accounting services rendered during 2002 and 20,000 shares in 2004 in settlement of a disputed amount issued for past services. Arthur Healey, Chief Financial Officer of InforMedix, owns approximately 27% and is the Chief Financial Officer of the Biomedical Development Corporation. Douglas Dieter, former Director of Marketing of InforMedix, owns approximately 71% and is the President of the Biomedical Development Corporation. Biomedical Development Corporation was also paid $11,500 cash for services rendered during 2002 and $47,530 for the six months ended June 30, 2003.

P. Michael Gavin, Vice President of Research and Development of InforMedix, received $63,600 in consulting fees or other cash compensation in 2002 and $122,503 in 2003. Mr. Gavin is an independent contractor and received all compensation through Somerset Consulting LLC.

Bruce Kehr, Chairman and Chief Executive Officer of InforMedix, currently holds a warrant to purchase up to 12,500 shares at an exercise price of $3.00 per share. This warrant expires on September 25, 2007. He also held a convertible promissory note in the principal amount of the $25,000 bearing interest at 12% per annum that automatically converted into shares of common stock of InforMedix at a conversion price of $2.00 per share upon the merger of InforMedix into a public company in May 2003. Dr. Kehr was also granted performance and compensation options prior to the merger of InforMedix, Inc. into InforMedix Acquisition Corp. These options have already been converted into common stock. Bruce Kehr received approximately $3,300 as salary in 2001 and approximately $30,000 in 2002. Dr. Kehr also converted $21,000 of accrued but unpaid salary at December 21, 2003, into units identical to those of the Equity Offering, consisting of 58,892 shares of Common Stock, 58,892 Class A Warrants and 58,892 Class B Warrants to purchase 58,892 and 29,446 shares, respectively.

Douglas Watson, Harris Kaplan and Bert Wasserman, members of the InforMedix's board of directors and Robert Rubin, an affiliate of a principal shareholder, each had an outstanding loan to InforMedix in the principal amount of $15,000. These notes were payable in August 2003 with interest at 6% per annum and were extended at 12% per annum. On March 4, 2004, these notes were each converted into 46,419 shares of common stock, 46,419 Class A Warrants and 46,419 Class B Warrants.

InforMedix executed a promissory note dated July 6, 1998, modified February 6, 2000 with United Bank. Principal and interest were due in 36 payments from March 6, 2000 to February 6, 2003 at an annual interest rate of prime plus one percent. InforMedix commenced payments on March 6, 2000 through May 6, 2001. At that time, this note was refinanced, and InforMedix was advanced amounts to bring the balance back to its original amount of $297,500. This promissory note was again amended in January 2002, effective December 2001 whereby InforMedix was provided an extension through June 30, 2002 on its payments. Interest payments due were paid currently. The unpaid balance on the note payable at September 30, 2002 was $267,500. The balance is due on November 30, 2004. The note is guaranteed by Dr. Bruce Kehr and certain shareholders of InforMedix personally. For their personal guarantees and confessions of judgment on the note, the shareholders were given shares of InforMedix common stock including 5,750 shares received by Dr. Kehr.

In August 2002, InforMedix executed a subordinated promissory note with Rockwell Capital Partners, LLC, its investment banker, in the amount of $50,000. The promissory note bore interest at a rate of 12% per annum, and automatically converted into shares of the common stock of InforMedix at $2.00 per share, upon the merger into a public company in May 2003. Interest expense on this note was $1,000 for the nine months ended September 30, 2002. This promissory note was subsequently transferred to Old Oak Fund then a greater than 5% shareholder of InforMedix.

In August 2002, InforMedix entered into an additional loan obligation with Rockwell Capital Partners, in the amount of $100,000 for amounts Rockwell advanced to a public relations firm for consulting services. This public relations firm was subsequently reported as defunct by Rockwell. On August 14, 2002, fifty (50%) percent of the loan obligation was converted into 2,350,000 shares of common stock of InforMedix Acquisition Corp. The stock was issued at just over par value, and was issued as founders stock. The remaining fifty percent of the loan obligation was subsequently converted into a subordinated promissory note held in the principal amount of $50,000 by Allied International Fund, an affiliate of Rockwell Capital Partners. The promissory note bore interest at a rate of 12% per annum, and automatically converted into shares of common stock of InforMedix at $2.00 per share upon the merger into a public company in May 2003.

The spouses of Robert DePalo and Kenneth Orr, a principal and a former principal of Rockwell Capital Partners, own the capital stock of Hughes Holdings, LLC. Messrs. DePalo and Orr disclaim beneficial ownership of Hughes Holdings, LLC, which was formed for estate planning purposes. Hughes beneficially owned 16.67% of Hunapu Common Stock at the time of the merger.

On September 25, 2002, InforMedix executed a promissory note with American United Global, Inc. ("AUGI") in the amount of $100,000. The promissory note bore interest at a rate of 12% per annum, and automatically converted into shares of common stock of InforMedix at $2.00 per share upon the merger with a public company in May 2003. Interest expense on this note was $1,000 for the nine months ended September 30, 2002. Robert Rubin, Chairman of the Board of AUGI, is the original grantor of The Rubin Family Irrevocable Trust, a New York family investment trust; however, he disclaims beneficial ownership of all the capital stock of the trust. This trust owned 550,000 shares of InforMedix common stock as of March 1, 2004

Upon the issuances of the promissory notes with Rockwell Capital Partners and AUGI, InforMedix entered into an Intellectual Property Security Agreement dated September 5, 2002 as collateral for the amounts advanced. These promissory note holders and Bruce Kehr shared in the same rights under that agreement. The sequence of events in the last four paragraphs was set forth in a letter agreement among the parties dated February 6, 2003 concerning the promissory notes. The security agreement was terminated when the notes were converted into Common Stock.

In connection with the above described loan terminations, InforMedix Inc. issued warrants to purchase 25,000 shares to each of Allied International Fund, and Old Oak Fund and 50,000 shares to American United Global Inc. These warrants expire on August 1, 2008. They are each exercisable at $3.00 per share, subject to adjustment. See "Principal Stockholders" below.

On April 9, 2003, InforMedix, Inc. entered into a Security and Loan Agreement with Irving G. Snyder, Jr. (the "Lender") pursuant to which it issued a secured convertible promissory note (the "Note") in the amount of $750,000. The Note bore interest at the rate of 12% per annum. The loan was collaterized by a first lien on InforMedix 's patents. Warrants to purchase an aggregate of 800,000 shares of Common Stock were issued to three persons exercisable at $3.00 per share for a five-year period. InforMedix and the Lender restructured the loan in October 2003, to extend the loan from October 7, 2003, until the earlier of (i) December 7, 2003, or (ii) the closing of at least $2 million from the Offering or another capital stock financing (the "Closing"). In consideration of the above loan restructuring, the 800,000 outstanding warrants exercisable at $3.00 per share were replaced by warrants to purchase 250,000 shares of Common Stock exercisable at $1.50 per share. Upon the Closing of the Offering, the Lender was repaid $375,000 plus all accrued and unpaid interest and the remaining $375,000 was converted into $375,000 of Units as part of the Offering. When the loan was repaid, the loan agreement and related security interest was terminated. The Lender also received warrants to purchase 150,000 shares of Common Stock at $.60 per share in consideration of a November 2003 bridge loan in the aggregate amount of $120,000.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends that stockholders vote FOR the election as directors of each of the board's nominees as listed above.


                                PROPOSAL NUMBER 2

      APPROVAL OF THE INFORMEDIX HOLDINGS, INC. 2004 EQUITY INCENTIVE PLAN


Our board of directors has adopted the InforMedix Holdings, Inc. 2004 Equity Incentive Plan (the "2004 Plan") and, under this proposal, we are asking that you, our stockholders, approve the 2004 plan.

We have established the 2004 Plan to incentivize and retain key management personnel to grow our company and increase stockholder value. Under the 2004 Plan, we may issue stock options, or restricted stock. Options are issued to our management, and then vest based upon performance milestones achieved, as determined by the compensation committee of our board of directors, comprised of three outside directors who qualify as disinterested persons, as defined by Rule 16b-3(c)(2)(i) under the Exchange Act. Awards to our board of directors and advisory board vest based upon their longevity of service to our company. We have granted 4,200,000 stock options under the 2004 Plans subject to stockholder approval, to the following persons: Dr. Bruce Kehr, Chief Executive Officer (1,450,912), Janet Campbell, President (865,366), Davison Dulin, Vice President of Sales & Marketing (619,125), Arthur Healey, Chief Financial Officer (115,000), Michael Gavin, Vice President of Research & Development (459,597), Remie Smith, Consultant (190,000) and all directors as a group (500,000).

PLAN SUMMARY

A summary of the principal features of the 2004 Plan is provided below, but is qualified in its entirety by reference to the actual 2004 Plan. The full text of the 2004 Plan is attached as Appendix B to this proxy statement.

Purposes

The purposes of the 2004 Plan are to:

o enable us to attract and retain highly qualified personnel who will contribute to our success, and

o provide incentives to participants in the 2004 Plan that are linked directly to increases in stockholder value which will therefore inure to the benefit of all of our stockholders.


Shares Available for Issuance

The maximum number of shares of our common stock that initially may be issued under the 2004 Plan is 4,200,000.

The number of shares that may be granted pursuant to the 2004 Plan and the exercise prices of and number of shares subject to outstanding options and other awards will be proportionately adjusted, subject to any required action by our board of directors or stockholders and compliance with applicable securities laws, in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure involving our common stock.

Administration

The 2004 Plan will be administered by the compensation committee of our board of directors. Each member of the compensation committee or other committee administering the 2004 Plan will be an independent director. Throughout the remainder of this discussion of the 2004 Plan, the term "administrator" refers to the compensation committee delegated authority to administer the 2004 Plan.

The 2004 Plan provides for the administrator to have full authority, in its discretion, to:

o     select the persons to whom awards will be granted,

o     grant awards,

o     determine the number of shares to be covered by each award,

o determine the type, nature, amount, pricing, timing and other terms of each award, and

o interpret, construe and implement the provisions of the 2004 Plan, including the authority to adopt rules and regulations.

Eligibility

Participation in the 2004 Plan is limited to our, our subsidiaries' and our affiliates':

o     employees, including officers,

o     directors,

o     consultants, and

o     advisors.

Types of Awards

Under the 2004 Plan, the administrator is authorized to award:

o     stock options,

o     stock bonuses,

o     restricted stock,

o     stock appreciation rights, commonly referred to as "SARs,"

o     performance grants, and

o     other types of awards.

STOCK OPTIONS

The administrator is authorized to grant stock options, which may be either incentive stock options qualifying for favorable tax treatment under the Internal Revenue Code, referred to as "ISOs," or nonqualified stock options, referred to as "NQSOs." The exercise price of an ISO must be no less than 100% of the fair market value of our common stock on the date of the grant; and the exercise price of an NQSO must be no less than 85% of such fair market value. For purposes of the 2004 Plan, fair market value shall be equal to the closing market price of our common stock on the principal stock market in which the common stock trades. In the absence of a market price, fair market value shall be determined in such manner as the administrator may deem equitable, or as required by applicable law or regulation.

At the time of grant, the administrator will determine when options are exercisable and when they expire. In absence of such determination, each option will have a ten year term, with one quarter of the shares subject to the option becoming exercisable on the first anniversary of the option grant and with an additional one-quarter becoming exercisable on each of the next three anniversary dates. The term of an option cannot exceed ten years, except in the case of an ISO granted to a person who beneficially owns 10% or more of the total combined voting power of all of our equity securities, referred to as a "10% stockholder." An ISO granted to a 10% stockholder cannot have a term exceeding five years, nor may such an ISO be exercisable at less than 110% of the fair market value of our common stock on the date of grant. ISOs may not be granted more than ten years after the date of adoption of the 2004 Plan by our board of directors, which was on August 23, 2004.

No more than 500,000 shares are subject to options may be granted to any one individual in any calendar year. In addition, the aggregate fair market value of shares first exercisable in any calendar year by an individual holding ISOs, whether under the 2004 Plan or any other plan of our company, may not exceed $100,000. In such an event, the shares in excess of such $100,000 limitation shall be deemed granted as an NQSO.

Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. Payment may be made in cash, or at the option of the administrator:

o     by reduction of indebtedness we owe to the optionee,

o by the transfer to us of shares of our common stock owned by the participant for at least six months, or obtained in the public market, and which are valued at fair market value on the date of transfer,

o     in the case of employees, by interest bearing promissory note, or

o through a "same day sale" or "margin" commitment by an NASD member broker-dealer.

RESTRICTED STOCK GRANTS

Restricted stock consists of shares of our common stock which are sold to a participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. The administrator determines the eligible participants to whom, and the time or times at which, grants of restricted stock will be made, the number of shares to be granted, the price to be paid, if any, the time within which the shares covered by such grants will be subject to forfeiture, the time at which the restrictions will terminate, and all other terms and conditions of the grants.
Restrictions could include, but are not limited to, performance criteria, continuous service with us, the passage of time or other restrictions. In the case of a 10% stockholder, restricted stock will only be issued at fair market value.

Any performance criteria may be used to measure our performance as a whole or the performance of any of our subsidiaries, affiliates or business units. Any performance criteria may be adjusted to include or exclude extraordinary items.

SARS

An SAR is a right, denominated in shares, to receive an amount, payable in shares, in cash or a combination of shares and cash, that is equal to the excess of: (a) the fair market value of our common stock on the date of exercise of the right over (b) the fair market value of our common stock on the date of grant of the right, multiplied by the number of shares for which the right is exercised. SARs may be awarded either in combination with the grant of an option or other type of award or individually.

STOCK BONUS AWARDS

The administrator may award shares of our common stock to participants without payment therefor, as additional compensation for service to us, our subsidiaries or our affiliates.

PERFORMANCE GRANTS

The 2004 Plan authorizes the administrator to award performance grants. Performance grant awards are earned over a performance period determined by the administrator at the time of the award. There may be more than one performance award in existence at any one time, and the performance periods may differ or overlap. Further, performance grants can be awarded separately or in tandem with other awards.

At the time a performance grant is awarded, the administrator will establish minimum and maximum performance goals over the performance period. The portion of the performance award earned by the participant will be determined by the administrator, based on the degree to which the performance goals are achieved. No performance grants will be earned by the participant unless the minimum performance goals are met.

Amendment of the 2004 Plan

Except as may be required for compliance with Rule 16b-3 under the Exchange Act and Sections 162(m) or 422 of the Internal Revenue Code, our board of directors has the right and power to amend the 2004 Plan; PROVIDED, HOWEVER, that the board may not amend the 2004 Plan in a manner which would impair or adversely affect the rights of the holder of an outstanding award without such holder's consent. If the Code or any other applicable statute, rule or regulation, including, but not limited to, those of any securities exchange, requires stockholder approval with respect to the 2004 Plan or any type of amendment thereto, then, to the extent so required, stockholder approval will be obtained.

Termination of the 2004 Plan

Subject to earlier termination by our board of directors, the 2004 Plan will terminate on August 23, 2014. Termination of the 2004 Plan will not in any manner impair or adversely affect any award outstanding at the time of termination.

Administrator's Right to Modify Benefits

Any award granted may be converted, modified, forfeited, or canceled, in whole or in part, by the administrator if and to the extent permitted in the 2004 Plan, or applicable agreement entered into in connection with an award grant or with the consent of the participant to whom such award was granted.

Change in Control

An award agreement may provide that, upon a "change in control," all or any portion of the award shall automatically become immediately vested and exercisable, that restrictions relating to the award shall lapse or that the award shall become immediately payable.

A change of control will be deemed to have occurred if:

o any person (other than a current stockholder or holder of rights entitling the holder to acquire our securities) acquires beneficial ownership of 50% or more of the voting power of our then-outstanding voting securities,

o members of our current board cease to constitute a majority of our board without the approval of our current board (or those elected with the approval of the directors on the board at the time of such member's election), or

o we are a party to a merger, consolidation, liquidation, dissolution or sale of all or substantially all of our assets, other than a merger in which we are the surviving corporation and such merger does not result in any other manner in a change in control.

Reusage

If a stock option expires or is terminated, surrendered or canceled without having been fully exercised or if restricted stock or SARs are forfeited or terminated without the issuance of all of the shares subject to such award, the shares covered by such awards again will be available for use under the 2004 Plan. Shares covered by an award granted under the 2004 Plan will not be counted as used unless and until they are actually and unconditionally issued and delivered to a participant. The number of shares which are transferred to us by a participant to pay the exercise or purchase price of an award will be subtracted from the number of shares issued with respect to such award for the purpose of counting shares used. Shares covered by an award granted under the 2004 Plan which is settled in cash will not be counted as used.

Termination of Options

Upon the termination of an optionee's employment or other service with us, the optionee will have three months to exercise options to the extent exercisable as of the date of termination, except where such termination is for cause, in which event the option will expire immediately. However, if, the termination is due to the optionee's death or disability, then the optionee or the optionee's estate or legal representative shall have the right to exercise any vested options for twelve months after such death or disability. The administrator, in its discretion, may delay the termination of such an option, but only for up to the earlier of: (a) five years from such termination or (b) the option's original expiration date.

Federal Income Tax Consequences

The following is a general summary, as of the date of this proxy statement, of the federal income tax consequences to us and participants under the 2004 Plan. Federal tax laws may change and the federal, state and local tax consequences for any such participant will depend upon his, her or its individual circumstances. Each participant shall be encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2004 Plan.

ISOS

An optionee generally does not recognize taxable income upon the grant or upon the exercise of an ISO.

If an optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the optionee recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale or (b) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposing of them in a disqualifying disposition. In the year of disposition, we will receive a federal income tax deduction in an amount equal to the ordinary income which the optionee recognizes as a result of the disposition.

If an optionee sells ISO shares after having held them for at least one year from exercise and two years from the date of grant, the optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. Such income will be taxed at long-term capital gains rates. In such an event, we will not be entitled to a federal income tax deduction. The holding period requirements generally are waived when an optionee dies.

The exercise of an ISO may, in some cases, trigger liability for the alternative minimum tax.

NQSOS

An optionee does not recognize taxable income upon the grant of an NQSO. Upon the exercise of an NQSO, the optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQSO on the date of exercise exceeds the exercise price, unless the optionee is subject to the provisions of Section 16 of the Securities Exchange Act of 1934. We will receive an income tax deduction in an amount equal to the ordinary income which the optionee recognizes upon the exercise of the stock option. If an optionee sells shares received upon the exercise of an NQSO, the optionee recognizes capital gain income to the extent the sales proceeds exceed the fair market value of such shares on the date of exercise. If the optionee is subject to
Section 16, absent an election to be taxed at the time of exercise, the optionee will be taxed when the insider trading restrictions of Section 16 lapse, and then based upon the value of the shares at the time the trading restrictions lapse.


RESTRICTED STOCK

A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award or payment. Instead, the participant recognizes ordinary income in the taxable year in which his or her interest in the shares becomes either: (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. On the date restrictions lapse, the participant includes in taxable income the fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock, less any cash paid for the shares, on the date of the award.

We will receive a compensation expense deduction in the taxable year in which restrictions lapse, or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income.

OTHER BENEFITS

In the case of an exercise of an SAR or an award of a performance grant, or stock bonus, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

MILLION DOLLAR DEDUCTION LIMIT

We may not  deduct  compensation  of  more  than  $1,000,000  that is paid to an individual who, on the last day of the taxable year, is either our chief executive officer or is among one of the four other most highly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. We believe that awards in the form of stock options constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

MISCELLANEOUS

A new benefits table is not provided because no grants have been made under the 2004 Plan and all benefits are discretionary. Accordingly, benefits are not determinable with respect to our chief executive officer, other named executive officers, all current executive officers as a group, all current directors and are not executive officer as a group and all employees, including all current officers who are not executive officers, as a group.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of our common stock actually cast at the Annual Meeting on this proposal number 2 will be required to approve the 2004 InforMedix Holdings, Inc. Equity Incentive Plan.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends a vote FOR approval of the 2004 InforMedix Holdings, Inc. Equity Incentive Plan.


                             INDEPENDENT ACCOUNTANTS


INTRODUCTION

The firm of Bagell, Josephs & Company, LLC ("Bagell, Josephs") has been appointed as the firm of certified public accountants to audit our books and records for our fiscal year ending December 31, 2004. A representative of Bagell, Josephs is expected to be present at the Annual Meeting and to answer any questions asked of them.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees billed by our independent accountants for each of our last two fiscal years for the categories of services indicated.

                                              2003                  2002
                                              ----                  ----
o          Audit fees:                     $30,500              $28,500

o          Audit-Related Fees:                  $0                   $0

o          Tax fees:                            $0                   $0

o          All other fees:                      $0                   $0


Other fees relate to federal, state and local tax return preparation.

CHANGE IN CERTIFYING ACCOUNTANTS

Lazar Levine & Felix LLP ("Lazar") had served as our auditor through the fiscal year ended December 31, 2002. Our board of directors, upon the recommendation of our audit committee, terminated Lazar on June 23, 2003 and retained Bagell, Josephs which had been the independent public accountant for InforMedix prior to the merger with Hunapu.

The reports of Lazar on the consolidated financial statements of our company as of December 31, 2002 and 2001, contained no adverse opinion or disclaimer of opinion and were not otherwise qualified or modified as to uncertainty, audit scope or accounting principal. Through the date of our determination to terminate Lazar, we had no disagreements with Lazar on any matters relating to accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Lazar, would have cause Lazar to make reference to the subject matter of the disagreement(s) in connection with Lazar's audit report for either or both of such last two fiscal years. In addition, during our two most recent fiscal years and through the date of our determination to terminate Lazar, neither we nor anyone acting on our behalf consulted with Bagell, Josephs on matters regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered for our financial statements.

We requested that Lazar furnish a letter addressed to the SEC stating that it agreed with the above statements relating to Lazar. A copy of such letter, dated June 30, 2003, was filed as Exhibit 16.1 to our Current Report on Form 8-K (Date of Report: June 23, 2003), filed with the SEC on June 30, 2003.

AUDIT COMMITTEE ADMINISTRATION OF ENGAGEMENT

Prior to the engagement of Bagell, Josephs, our audit committee has considered whether the provision of the financial information systems design and implementation and all other non-audit services was compatible with maintaining the accounting firm's independence. Our audit committee has recommended to our board of directors that Bagell, Josephs be engaged to audit our consolidated financial statements for our fiscal year ending December 31, 2004.


                                  OTHER MATTERS

Our board of directors is not aware of any business to be presented at the Annual Meeting, other than the matters set forth in the notice of Annual Meeting and described in this proxy statement. If any other business does lawfully come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote on such other business in accordance with their judgment.


                            EXPENSES OF SOLICITATION

We will pay the cost of soliciting proxies for the Annual Meeting. In addition to soliciting by mail, our directors, officers and other employees may solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. We also will pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their voting instructions.


                              STOCKHOLDER PROPOSALS


STOCKHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT

To be considered for inclusion in our next year's proxy statement, stockholder proposals must be received at our principal's executive offices no later than the close of business on May 10, 2005. Proposals should be addressed to Secretary, InforMedix Holdings, Inc., Georgetowne Park, 5880 Hubbard Drive, Rockville, Maryland 20852-4821.

OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING

For any proposal that is not submitted for inclusion in our next year's proxy statement, but is instead sought to be presented directly at the 2005 annual meeting, SEC rules will permit management to vote proxies in its discretion if we: o receive notice of the proposal before the close of business on May 10, 2005 and advise our stockholders in our 2005 proxy statement about the nature of the matter and how management intends to vote on such matter, or o do not receive notice of the proposal prior to the close of business on May 10, 2005.

Notices of intention to present proposals at the 2005 annual meeting should be addressed to Secretary, InforMedix Holdings, Inc., Georgetowne Park, 5880 Hubbard Drive, Rockville, Maryland 20852-4821.


                            INCORPORATED BY REFERENCE

The SEC allows the Company to "incorporate by reference" information into this proxy statement, which means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement and is being delivered to you with this proxy statement. This proxy statement incorporates by reference the documents set forth below that the Company has previously filed with the SEC. These documents contain important information about the Company and its financial condition.

THE COMPANY'S SEC FILINGS (FILE NO. 000-31249)      PERIOD

Annual Report on Form 10-KSB        ...........Year ended December 31, 2003
Quarterly Report on Form 10-QSB     ...........Three months ended March 31, 2004
Quarterly Report on Form 10-QSB     ...........Six Months ended June 30, 2004


                         AVAILABILITY OF OUR FORM 10-KSB


Copies of our Annual Report on Form 10-KSB are being provided with this proxy statement. Copies of exhibits to our Annual Report are available upon written request delivered to Secretary, InforMedix Holdings, Inc., Georgetowne Park, 5880 Hubbard Drive, Rockville, Maryland 20852-4821.

By order of the Board of
Directors,

Arthur T. Healey, Secretary
Rockville, Maryland
September 7, 2004

                            INFORMEDIX HOLDINGS, INC.


The undersigned hereby appoints Bruce Kehr and Arthur Healey, or either of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned, to vote as proxy all the shares of the undersigned in INFORMEDIX HOLDINGS, INC., a Nevada corporation (the
"Corporation"), at the 2004 Annual Meeting of the Stockholders of the Corporation, scheduled to be held on October 13, 2004, and any adjournments or postponements thereof, as follows:

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. The board recommends a vote FOR each of the following proposals.

1.    Election  of the  following  nominees  to the  Board of  Directors  of the
      Corporation:


Bruce Kehr   Rhonda Friedman   Harris Kaplan    Bert Wasserman    Douglas Watson


|_|   FOR the nominees listed above         |_|   WITHHOLD authority to vote for
                                                  all nominees


     |_| Withhold authority to vote for the following individual nominees:



                                 [Print Name(s)]


2.    To approve the 2004 InforMedix Holdings, Inc. Equity Incentive Plan:


       |_|  FOR               |_|  AGAINST               |_|  ABSTAIN



3. Upon such other business as may properly come before the meeting or any adjournment thereof.


      |_|  FOR                |_|  AGAINST               |_|  ABSTAIN


THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY THE PROXIES, OR EITHER OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ABOVE-LISTED DIRECTOR-NOMINEES AND FOR PROPOSAL 2, AS SET FORTH ON THE REVERSE HEREOF. RECEIPT OF THE CORPORATION'S PROXY STATEMENT, DATED SEPTEMBER 7, 2004, IS HEREBY ACKNOWLEDGED.

Dated: _________________________ , 2004

     [L.S.]

     [L.S.]

(Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)

                       PLEASE MARK, DATE, SIGN AND RETURN
                     THIS PROXY IN THE ACCOMPANYING ENVELOPE